Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of March 31, 2024

($ in thousands, except per share amounts)

(unaudited)

ASSETS
Unaffiliated investments at fair value (cost $768,228)	$768,577
Dividend receivable	4
Income tax receivable	706,420
Other assets	1,507

Total assets	$1,476,508

LIABILITIES
Deferred and other tax liabilities	$6,168
Payable to directors, officers and employees	13,258
Payable to advisor	45
Other liabilities	6,697

Total liabilities	$26,168

Net assets	$1,450,340

Net assets consist of:
Total distributable earnings, net of deferred taxes	$1,450,340

Total net assets	$1,450,340

Shares outstanding	519,511,366

NAV per share	$2.79